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                                                                     Exhibit 3.2

                            ARTICLES OF INCORPORATION
                                       OF
                           IPSCO Steel (Alabama) Inc.

     The undersigned, acting as incorporator of a corporation under the Alabama Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

     FIRST: The name of the corporation is IPSCO Steel (Alabama) Inc.

     SECOND: The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000) shares of common stock of the par value of One Dollar ($1.00) per share.

     THIRD: The address of the initial registered office of the corporation is 107 St. Francis Street, Suite 1408, AmSouth Bank Building, Mobile, Alabama 36602, and the name of its initial registered agent at such address is David P. Broome.

     FOURTH: The name and address of the incorporator is:

                                 W. Lee Thuston
                              3100 SouthTrust Tower
                              420 North 20th Street
                            Birmingham, Alabama 35203

     FIFTH: The number of directors constituting the initial board of directors of the corporation shall be not less than one (1) nor more than ten (10) and the name and address of the


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person, to serve as director until the first annual meeting of shareholders or until his successors are elected and shall qualify is:

                Name                 Address
                ----                 -------

          W. Lee Thuston     3100 SouthTrust Tower
                             420 North 20th Street
                             Birmingham, Alabama 35203

     SIXTH: The purposes for which the corporation is organized are as follows:

     (a) To engage in the manufacture and production of steel and steel related products;

     (b) To render to others, and to engage in the business of rendering to others, consulting, advisory, administrative, industrial engineering, accounting, bookkeeping and other services of every nature, kind and character, which a corporation may legally render;

     (c) To engage in any industrial, manufacturing, mining, mercantile, trading, agricultural, service, or other lawful business of any kind or character whatsoever;

     (d) To act as agent, representative, or receiver of any person, firm, corporation, or governmental entity or instrumentality in respect to any lawful undertaking or transaction;

     (e) To purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in or with, real or personal property, or any interest therein, wherever situated, and to sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of real or personal property, or any interest therein;

     (f) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, corporations, associations, partnerships, individuals, or direct or indirect obligations of governmental entities or of any instrumentality thereof;

     (g) To lend money, invest and reinvest its funds and take and hold real and personal property as security for the payment of funds so loaned or invested; and

     (h) To transact any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

     SEVENTH: No shareholder of the corporation shall be entitled as a matter of right to subscribe for, purchase, receive or acquire as a preemptive right any shares of stock or other

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securities convertible into stock, of the corporation which it may issue, or sell, whether out of the number of shares thereof now or hereafter authorized or out of shares now or hereafter held in its treasury, but all such additional shares of stock or other securities may be issued or disposed of by the board of directors to such persons and upon such terms as in its absolute discretion it may deem advisable.

     EIGHTH: A director of the corporation shall have no liability to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director except liability for (A) the amount of financial benefit received by the director to which he or she is not entitled;
(B) an intentional infliction of harm on the corporation or shareholders; (C) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act; (D) an intentional violation of criminal law; or (E) a breach of the director's duty of loyalty to the corporation or its shareholders.

     NINTH: The period of the corporation's duration is perpetual.

     TENTH: The shareholders of the corporation reserve the right to adopt the initial Bylaws of the corporation. The board of directors of the corporation is expressly authorized to alter, amend, or repeal the Bylaws; but the Bylaws so altered, amended or repealed by the board of directors may be altered, amended or repealed by the shareholders at any annual meeting or at any special meeting for which notice of such alteration, amendment or repeal by the shareholders is given.

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